UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

Jason Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36051	46- 2888322
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

833 East Michigan Street, Suite 900
Milwaukee, Wisconsin 53202
(Address of Principal executive offices, including Zip Code)

(414) 277-9300
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Late in 2016, certain stockholders exchanged an aggregate 2,401,616 shares of JPHI Holdings, Inc. (“JPHI”) common stock for 2,401,616 shares of common stock of Jason Industries, Inc. (the “Company”).

The shares of JPHI common stock were originally acquired on June 30, 2014 in connection with the completion of the business combination in which Jason Partners Holdings Inc., a majority owned subsidiary of the Company, acquired all of the capital stock of the Company (the “Business Combination”). At the closing of the Business Combination, certain members of Jason Partners Holdings LLC and certain then current directors and management of the Company (collectively, the “Rollover Participants”) contributed their shares of common stock of Jason Partners Holdings Inc. to JPHI in exchange for shares of JPHI common stock, valued at approximately $35.8 million, in the aggregate. As of the closing of the Business Combination, the Rollover Participants held 3,485,623 shares of JPHI common stock, which shares are exchangeable on a one-for-one basis for shares of the Company’s common stock at any time at the option of the holder pursuant to the terms of that certain Investor Rights Agreement, dated as of June 30, 2014, by and among each of the Company, JPHI Holdings, Inc. and each of the holders signatory thereto (the “Investor Rights Agreement”).

The sale of JPHI common stock was originally made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933 because the transaction did not involve a public offering. The resale of shares of the Company’s common stock that can be issued from time to time upon exchange to the holders of an equivalent number of shares of JPHI common stock was subsequently registered with the Securities and Exchange Commission (Commission File No. 333-197412) in accordance with the Investor Rights Agreement.

Following the exchange, as of January 3, 2017 the remaining Rollover Participants hold 1,084,007 of JPHI common stock, which are exchangeable on a one-for-one basis for shares of the Company’s common stock, as adjusted for any stock splits, stock dividends and similar transactions, at any time at the option of the holder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JASON INDUSTRIES, INC.

By:    /s/ Thomas L. Doerr, Jr.
Name:    Thomas L. Doerr, Jr.

Title:	Vice President, General Counsel and Secretary

Date: January 3, 2017